OAKWOOD HOMES CORPORATION
                                 P. O. BOX 27081
                      GREENSBORO, NORTH CAROLINA 27425-7081


               NOTICE OF SUBSTITUTE ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD FEBRUARY 9, 2000


         Notice is hereby given that the Substitute Annual Meeting of Shareholders of Oakwood Homes Corporation, a North Carolina corporation (the "Company"), will be held at the Joseph S. Koury Convention Center at the Four Seasons Holiday Inn, 3121 High Point Road, Greensboro, North Carolina on Wednesday, February 9, 2000 at 2:00 p.m., local time, for the purpose of considering and acting upon the following:

         1. Election of three members to the Board of Directors for a term of three years and until their successors are elected and qualified.

         2. Ratification of the selection of PricewaterhouseCoopers LLP as independent public accountants for the fiscal year ending September 30, 2000.

         3. Any and all other matters that may properly come before the meeting or any adjournment thereof.

         The Board of Directors has fixed the close of business on December 10, 1999 as the record date for determining the shareholders entitled to notice of and to vote at the meeting or any adjournment thereof, and only holders of Common Stock of the Company of record at such date will be entitled to notice of or to vote at the meeting.

         You are urged to attend the annual meeting in person but, if you are unable to do so, the Board of Directors will appreciate the prompt return of the enclosed proxy, dated and signed. The proxy may be revoked at any time before it is exercised and will not be exercised if you attend the meeting and vote in person.

         By order of the Board of Directors.

                                WILLIAM G. EDWARDS
                                Chairman, President and Chief Executive Officer


Greensboro, North Carolina
January 3, 2000

                            OAKWOOD HOMES CORPORATION
                                 P. O. BOX 27081
                      GREENSBORO, NORTH CAROLINA 27425-7081

                             ----------------------

                                 PROXY STATEMENT

                             ----------------------

GENERAL

         This Proxy Statement is being furnished in connection with the solicitation by the Board of Directors of proxies to be used at the Substitute Annual Meeting of Shareholders of Oakwood Homes Corporation, a North Carolina corporation (the "Company"), to be held at the Joseph S. Koury Convention Center at the Four Seasons Holiday Inn, 3121 High Point Road, Greensboro, North Carolina on Wednesday, February 9, 2000 at 2:00 p.m., local time, and at any adjournment thereof. This Proxy Statement and the accompanying proxy are first being sent to shareholders of the Company on or about January 3, 2000.

         Solicitation other than by mail may be made personally and by telephone by regularly employed officers and employees of the Company who will not be additionally compensated therefor. The Company will request brokers, dealers, banks or voting trustees, or their nominees, who hold stock in their names for others or hold stock for others who have the right to give voting instructions, to forward proxy materials to their principals and request authority for the execution of the proxy and will reimburse such persons for their reasonable expenses in so doing. The total cost of soliciting proxies will be borne by the Company.

         Any proxy delivered in the accompanying form may be revoked by the person executing the proxy at any time before the authority thereby granted is exercised by filing an instrument revoking it or a duly executed proxy bearing a later date with the Secretary of the Company or if the person executing the proxy attends the meeting and elects to vote in person. If a choice is specified in the proxy, shares represented thereby will be voted in accordance with such choice. If no choice is specified, the proxy will be voted FOR the action proposed.

         The only matters to be considered at the meeting, so far as known to the Board of Directors, are the matters set forth in the Notice of Substitute Annual Meeting of Shareholders and routine matters incidental to the conduct of the meeting. However, if any other matter should come before the meeting or any adjournment thereof, it is the intention of the persons named in the accompanying proxy or their substitutes to vote the proxy in accordance with their best judgment on such matters.

         Each shareholder present or represented and entitled to vote on a matter at the meeting or any adjournment thereof will be entitled to one vote on such matter for each share of Common Stock held of record at the close of business on December 10, 1999, which is the record date for determining the shareholders entitled to notice of and to vote at such meeting or any adjournment thereof. The number of shares of Common Stock of the Company outstanding on December 10, 1999 was 47,124,562 shares.

PRINCIPAL HOLDERS OF COMMON STOCK AND HOLDINGS OF MANAGEMENT

         At December 10, 1999, the only person known to the Company to be the beneficial owners of more than 5% of the Common Stock of the Company was as follows:

                                 Number of Shares
                                  and Nature of                    Percentage of
Name and Address                    Beneficial                         Shares
of Beneficial Owner                 Ownership                       Outstanding
-------------------                 ---------                       -----------

FMR Corp.                          6,997,900(1)                        14.8%
82 Devonshire Street
Boston, MA 02109
-------------------------

(1) Such information is derived from a Schedule 13G dated February 13, 1999 filed by FMR Corp. jointly on behalf of FMR Corp., Edward C. Johnson III and Abigail P. Johnson. Mr. Johnson, Ms. Johnson and FMR Corp. each have sole dispositive power with respect to such shares, and FMR Corp. has sole voting power with respect to 36,200 of such shares.

         The following table sets forth as of December 10, 1999 certain information with respect to the beneficial ownership of the Common Stock by Robert A. Smith, Executive Vice President and Chief Financial Officer of the Company, J. Michael Stidham, Executive Vice President - Distribution of the Company, and Douglas R. Muir, Senior Vice President, Secretary and Treasurer of the Company, and by all directors and executive officers of the Company as a group. Messrs. Smith, Stidham and Muir are the persons named in the Summary Compensation Table who are not also directors or nominees as directors. Information as to the beneficial ownership of each director individually (including those persons named in the Summary Compensation Table who are also directors) is included in the information on each director or nominee under the heading "Election of Directors."

                                           Number of Shares
                                             and Nature of       Percentage of
           Name of                            Beneficial             Shares
      Beneficial Owner                       Ownership(1)        Outstanding(1)
      ----------------                       ------------        --------------

Robert A. Smith                                46,053(2)              (3)
J. Michael Stidham                            192,266(4)              (3)
Douglas R. Muir                               122,331(5)              (3)
Directors and executive officers as a        2,422,216(6)             5.2%
group (15 persons)
-------------------

(1) Such numbers and percentages are based on the number of shares outstanding plus shares subject to options that are presently exercisable. Unless otherwise indicated, each shareholder has sole voting and dispositive power with respect to all shares beneficially owned.

(2) Includes 31,668 shares subject to options that are presently exercisable and 14,385 shares of restricted stock.

(3)      Less than 1%.

(4) Includes 127,334 shares subject to options that are presently exercisable and 31,853 shares of restricted stock.

(5) Includes 94,667 shares subject to options that are presently exercisable and 25,483 shares of restricted stock.

(6) Includes 836,121 shares subject to options that are presently exercisable and 115,185 shares of restricted stock.

ELECTION OF DIRECTORS

         The Board of Directors has eight members and three vacancies. Three of the directors' terms expire in 2000. The Board proposes to fill these positions at the meeting with three nominees to serve, subject to the provisions of the Bylaws, until the Annual Meeting of Shareholders in 2003 and until their successors are duly elected and qualified. There are three vacancies on the Board of Directors. The Board of Directors intends to leave these vacancies open until the Board of Directors has identified appropriate individuals who are willing to serve as directors. Directors are elected by a plurality of the votes cast by the holders of shares entitled to vote in the election of directors at a meeting at which a majority of the votes entitled to be cast is present. Provided a majority is present, abstentions and shares not voted are not taken into account in determining a plurality. It is the intention of the persons named in the accompanying proxy to vote all proxies solicited by the Board of Directors for the three nominees listed below for terms expiring in 2003, unless authority to vote for the nominees or an individual nominee is withheld by a shareholder. If for any reason any nominee shall not become a candidate for election as a director at the meeting, an event not now anticipated, the proxies will be voted for the three nominees including such substitutes as shall be designated by the Board of Directors.

         The nominees for election as directors to serve until 2003 were elected to their present terms, which expire in 2000, at the Annual Meeting of Shareholders held January 29, 1997:

                                                                              Number of          Percentage
                                                                                Shares               of
   Name and                                                                 Beneficially           Shares
Director Since                   Information About Director                     Owned(1)       Outstanding(1)
--------------                   --------------------------                     --------       --------------
Kermit G. Phillips, II           Chairman of the Board, Phillips                  422,488(2)         (3)
     1979                        Management Group, Inc. (real estate
                                 development and management company)
                                 since 1974.  He is 65 years old.

H. Michael Weaver                Private Investor; Owner of Weaver                250,052(4)         (3)
     1991                        Investment Company (real estate
                                 investment firm) since 1968.  He is
                                 62 years old.

Francis T. Vincent,              Private Investor; Commissioner of                 29,428(5)         (3)
  Jr.                            Major League Baseball, 1989-1992.
     1993                        Director of Time-Warner Inc., General
                                 Cigar Corporation and Westfield
                                 America Inc.  He is 61 years old.

                                       3

         The following members of the Board of Directors were elected to their present terms, which expire in 2002, at the Annual Meeting of Shareholders held
February 3, 1999:

                                                                              Number of          Percentage
                                                                                Shares               of
   Name and                                                                 Beneficially           Shares
Director Since                   Information About Director                     Owned(1)       Outstanding(1)
--------------                   --------------------------                     --------       --------------

Sabin C. Streeter                Private Investor and                          34,428(6)               (3)
     1993                        Executive-in-Residence at Columbia
                                 University Graduate School of Business
                                 since 1997; Managing Director,
                                 Donaldson Lufkin & Jenrette Securities
                                 Corporation (investment banking firm),
                                 1976-1997.  Director of Middleby
                                 Corporation.  He is 58 years old.

Roger W. Schipke                 Private Investor since 1996;  Chairman        16,428(7)               (3)
    1996                         of the Board and Chief Executive
                                 Officer, Sunbeam Corporation
                                 (manufacturer of consumer products),
                                 1993-1996; Chairman of the Board and
                                 Chief Executive Officer, The Ryland
                                 Group, Inc. (mortgage-banking and home
                                 building), 1990-1993.  Director of
                                 Brunswick Corporation, Rouse
                                 Corporation and Legg Mason,
                                 Incorporated.  He is 62 years old.

William G. Edwards               Chairman and Chief Executive Officer of      629,727(8)              1.3%
    1998                         the Company since October 1999;
                                 President of the Company since 1998; Chief
                                 Operating Officer of the Company, 1998-1999;
                                 Executive Vice President Housing Operations,
                                 1997-1998; Executive Vice President
                                 -Manufacturing, 1996-1997; Senior Vice
                                 President - Eastern Manufacturing, 1995-1996;
                                 President and Chief Executive Officer of
                                 Destiny Industries, Inc. (manufacturer of
                                 manufactured homes that was acquired by the
                                 Company in 1995), 1978-1995. He is 55 years
                                 old.

                                       4

         The following members of the Board of Directors were elected to their present terms, which expire in 2001, at the Annual Meeting of Shareholders held
February 11, 1998:

                                                                              Number of          Percentage
                                                                                Shares               of
   Name and                                                                 Beneficially           Shares
Director Since                   Information About Director                     Owned(1)       Outstanding(1)
--------------                   --------------------------                     --------       --------------
Clarence W. Walker               Partner, Kennedy Covington Lobdell &         108,129(9)            (3)
     1971                        Hickman, L.L.P., Attorneys at Law,
                                 Charlotte, NC since 1961.  He is 68
                                 years old.

Dennis I. Meyer                  Partner, Baker & McKenzie, Attorneys at     299,796(10)            (3)
     1983                        Law, Washington, DC since 1965.
                                 Director of United Financial Banking
                                 Companies, Inc. and Carey
                                 International, Inc.  He is 64 years old.

---------------------

(1) Such numbers and percentages are based on the number of shares outstanding plus shares subject to options that are presently exercisable. Unless otherwise indicated, each shareholder has sole voting and dispositive power with respect to all shares beneficially owned. Common Stock ownership information is as of December 10, 1999.

(2) Includes 345,000 shares held by the Kermit G. Phillips II Revocable Trust for which Mr. Phillips is the sole trustee and beneficiary, 56,488 shares subject to options that are presently exercisable, 2,000 shares held by The Kermit G. Phillips II Foundation, Inc., 12,000 shares held jointly with Mr. Phillips's wife over which Mr. Phillips has shared voting and dispositive power and 7,000 shares held by Mr. Phillips's wife.

(3)      Less than 1%.

(4) Includes 42,428 shares subject to options that are presently exercisable, 52,500 shares held by the Edith H. Weaver Marital Deduction Trust (of which Mr. Weaver is the trustee) and 5,000 shares held by Mr. Weaver's wife.

(5) Includes 27,428 shares subject to options that are presently exercisable.

(6) Includes 27,428 shares subject to options that are presently exercisable and 1,000 shares held by Mr. Streeter's wife.

(7) Includes 12,428 shares subject to options that are presently exercisable.

(8) Includes 91,667 shares subject to options that are presently exercisable, 1,000 shares held by Mr. Edwards's wife and 17,981 shares of restricted stock.

(9) Includes 56,488 shares subject to options that are presently exercisable and 3,210 shares held by Mr. Walker's wife.

(10) Includes 42,428 shares subject to options that are presently exercisable and 215,188 shares held by Mr. Meyer's wife.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

         The Board of Directors met fourteen times and acted informally by unanimous written consent two times during the fiscal year ended September 30, 1999. During fiscal 1999, each director attended more than 75% of the aggregate of the number of meetings of the Board of Directors and all committees on which he served. The Board of Directors has Audit, Compensation and Executive Committees. The Board of Directors does not have a Nominating Committee.

         The Audit Committee is composed of Kermit G. Phillips, II, Sabin C. Streeter, Clarence W. Walker and H. Michael Weaver. This Committee is responsible for recommending independent public accountants for the Company and reviewing the Company's financial statements, audit reports, internal financial controls and internal audit procedures. The Audit Committee met six times during the past fiscal year.

         The Compensation Committee is composed of Dennis I. Meyer, Francis T. Vincent, Jr. and Roger W. Schipke. This Committee reviews and makes recommendations and determinations with respect to the compensation of the Company's officers. The Compensation Committee met eleven times during the past fiscal year.

         The Executive Committee is composed of Mr. Edwards and has one vacancy. Under North Carolina law, the Executive Committee cannot act until the vacancy is filled. This Committee is authorized to exercise all the powers and authority of the Board of Directors that can be delegated to a committee under the North Carolina Business Corporation Act. The Executive Committee did not meet during the past fiscal year, although it acted informally by unanimous written consent nine times during the past fiscal year.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         During fiscal 1999, Messrs. Meyer, Vincent and Schipke served on the Compensation Committee of the Board of Directors. Lanty L. Smith served on the Compensation Committee until his resignation from the Board of Directors and all committees on which he served in July 1999. None of such persons has ever been an officer or employee of the Company or any of its subsidiaries. During fiscal 1999, no executive officer of the Company served as a director or member of the compensation committee (or other committee performing similar functions) of any other entity of which an executive officer served on the Board of Directors or Compensation Committee of the Company.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

         The law firm of Kennedy Covington Lobdell & Hickman, L.L.P., of which Clarence W. Walker is a partner, has served as counsel to the Company since 1971. It is expected that such firm will continue to serve as counsel to the Company during the current fiscal year.

         The Company purchases furniture from Triangle Ventures, Inc., a furniture distributor 50% owned by William G. Edwards. During fiscal 1999, the Company's purchases from Triangle Ventures, Inc. were approximately $3.8 million. The Company believes that the terms of this arrangement are no less favorable than those that could be obtained from unrelated parties.

COMPENSATION COMMITTEE REPORT

         COMPENSATION COMMITTEE. The Compensation Committee of the Board of Directors (the "Committee") is a standing committee of the Board of Directors composed of outside directors qualified under Section 162(m) of the Internal Revenue Code. Mr. Meyer is the Chairman and Messrs. Vincent and Schipke are the other members of the Committee.

         The Committee attempts to ensure that the Company's executive compensation programs are developed, implemented and administered in a way that supports the Company's objective of linking compensation to performance. During fiscal 1999, the Committee reviewed and set the base salaries for six senior executives and provided for their annual incentive compensation. The Committee is also responsible for equity-based compensation for officers and key employees of the Company.

         CORPORATE COMPENSATION PHILOSOPHY. The Committee believes that the Company's base compensation levels should be in line with those of comparable companies in order to enable the Company to attract and retain the highly qualified executives it needs and that incentives should be provided so that its executives can achieve total compensation in excess of that at comparable companies only if warranted by operating results. Long-term incentives are provided through grants of stock options and restricted stock that link the interests of the Company's executives and shareholders.

         DEDUCTIBILITY OF COMPENSATION. The Committee attempts to see that cash compensation paid to executive officers is deductible for federal income tax purposes. To that end, the Committee and the Board of Directors presented for shareholder approval in fiscal 1996 the Company's Key Employee Stock Plan. Many of the stock options granted by the Committee are incentive stock options, and the Company receives no tax deduction on the exercise of such options. The Committee believes that the use of incentive stock options can be important because upon exercise the executive will not need to sell the underlying stock to pay taxes.

         EXECUTIVE COMPENSATION. The Company's executive compensation program is composed of three basic elements: (A) base salary; (B) annual incentive opportunities to earn significant amounts of additional cash and restricted stock; and (C) long-term opportunities in the form of stock options and incentive awards in the form of cash and restricted stock based upon the Company's performance over time.

                  Base Salary. Base salaries for fiscal 1999 increased an average of 30.9% over fiscal 1998 for the Named Executive Officers (as defined on page 10), excluding Mr. St. George. Changes in base salaries for these executive officers was primarily a result of changes in responsibilities for certain of the Named Executive Officers.

                  Annual Incentive Compensation. The Committee establishes an annual bonus for each executive officer if a target level of net earnings is met. The bonus diminishes if the Company's net earnings are less than the target, and increases if net earnings are greater. The executives eligible to participate and their respective bonuses are determined by the Committee based upon the participant's level of responsibility and capacity to contribute to the achievement of the Company's annual profit goals. Because of the Company's financial performance in fiscal 1999, no annual bonus was paid to any of Named Executive Officers under this program. However, a one time discretionary bonus was paid to Mr. Smith because of his low level participation in the Company's three year long-term incentive plan that ended in fiscal 1998. In addition, Mr. Muir, whose compensation was not administered by the Committee, was paid a bonus in fiscal 1999 under a separate program.

                  Long Term Incentive Opportunities. The Committee provides its executive officers with long term incentives in the form of stock options and restricted stock awards. During fiscal 1999, Messrs. Edwards, Stidham, Smith and Muir were granted options to purchase 125,000, 100,000, 75,000 and 35,000 shares of Common Stock, respectively. These grants included the repricing of options to purchase 65,000, 39,000, 23,000 and 23,000 shares of Common Stock, respectively.

         CHIEF EXECUTIVE OFFICER COMPENSATION. The compensation for Mr. St. George, the Company's Chairman and Chief Executive Officer through September 30, 1999, consisted of the same three basic elements as for the Company's other executive officers.

                  Base Salary. Mr. St. George's base salary for fiscal 1999 was $450,000 which represents no increase over fiscal 1998 or fiscal 1997. The Committee believes Mr. St. George's base salary was substantially below the median base salary of chief executive officers of companies of comparable size.

                  Annual Incentive Compensation. Because of the Company's financial performance, Mr. St. George did not receive an annual bonus for fiscal 1999.

                  Long Term Incentive Opportunities. In November 1998, Mr. St. George (like other executive officers of the Company) was given the opportunity to have options granted in November 1997 repriced, but he declined to do so.

                                                       Dennis I. Meyer, Chairman
                                                       Francis T. Vincent, Jr.
                                                       Roger W. Schipke

SHAREHOLDER RETURN PERFORMANCE GRAPH

         Presented below is a line graph comparing the yearly percentage change in the cumulative total shareholder return on the Company's Common Stock against the cumulative total return of the Standard & Poors ("S&P") 500 Index and a peer group for the period commencing September 30, 1994 and ending September 30, 1999, covering the Company's last five fiscal years. The peer group consists of the following publicly traded companies, all of which are engaged in aspects of the manufactured housing industry: Cavalier Homes, Inc., Champion Enterprises, Inc., Clayton Homes, Inc., Fleetwood Enterprises, Inc., Liberty Homes, Inc. and Skyline Corporation.

         This graph assumes that $100 was invested in the Company's Common Stock, in the S&P 500 Index and in the peer group on September 30, 1994, and that all dividends were reinvested.



              [GRAPH APPEARS HERE WITH THE FOLLOWING PLOT POINTS]


                1994      1995      1996      1997      1998      1999
Oakwood Homes  100.00    140.75    217.01    227.41    105.35    36.25
S&P 500        100.00    129.71    156.08    219.17    239.03   305.46
Peer Group     100.00    115.27    163.42    167.11    166.54    98.98

EXECUTIVE COMPENSATION

         The table below shows certain compensation information for the three fiscal years ended September 30, 1999 concerning the Company's Chief Executive Officer and the Company's four other most highly compensated executive officers (collectively, the "Named Executive Officers").

                                            SUMMARY COMPENSATION TABLE
------------------------------------------------------------------------------------------------------------------------------

                                           ANNUAL COMPENSATION                   LONG TERM COMPENSATION
                                  --------------------------------------------------------------------------------------------

                                                                                     AWARDS               PAYOUTS
                                                                           -------------------------      -------
                                                                                         SECURITIES                ALL OTHER
                                                            OTHER ANNUAL    RESTRICTED    UNDERLYING                 COMPEN-
   NAME AND                FISCAL    SALARY      BONUS      COMPENSATION   STOCK AWARDS    OPTIONS    LTIP PAYOUTS    SATION
PRINCIPAL POSITION         YEAR       ($)         ($)            ($)            ($)          (#)          ($)         ($)(1)
------------------------------------------------------------------------------------------------------------------------------
Nicholas J. St. George     1999     450,000         0        177,128(2)            0             0              0      8,187
 Former Chairman and       1998     450,000         0        144,880(2)    2,237,540(3)    200,000      2,237,540      6,940
 Chief Executive           1997     450,000   867,290(5)     115,391(2)       96,366(3)          0              0      6,967
 Officer(4)

William G. Edwards         1999     299,000         0         76,204(6)            0       125,000              0      4,892
 Chairman, Chief Executive 1998     230,615         0        114,103(6)      185,750(3)    100,000(7)     185,750      5,521
 Officer and President(4)  1997     185,539   270,108(5)        --  (8)       30,012(3)          0              0      5,430

J. Michael Stidham         1999     240,000         0         26,007(9)            0       100,000              0      8,606
 Executive Vice            1998     197,308         0           --  (8)      329,050(3)     60,000(7)     329,050      7,250
 President--Distribution   1997     176,539   270,108(5)        --  (8)       30,012(3)     15,000              0      6,232

Robert A. Smith            1999     200,000    85,700           --  (8)            0        75,000              0      7,108
 Executive Vice President  1998     125,000         0         14,328(10)     148,600(3)     35,000(7)     148,600      1,442
 and Chief Financial       1997      81,730   275,110           --  (8)            0        20,000              0          0
 Officer

Douglas R. Muir,           1999     148,077   150,000           --  (8)            0        35,000              0      6,630
 Senior Vice President     1998     125,000         0           --  (8)      263,240(3)     35,000(7)     263,240      9,286
 Secretary and Treasurer   1997     117,308   206,958           --  (8)       21,259(3)          0              0      7,167
------------------------------------------------------------------------------------------------------------------------------

(1) The components of the amounts shown in this column consist of (a) Company contributions under the Company's various retirement plans for Messrs. St. George, Edwards, Stidham, Smith and Muir, respectively, of $4,800, $4,892, $5,465, $7,108 and $2,943 for fiscal 1999, $4,558, $5,521,
       $4,962, $1,442 and $4,885 for fiscal 1998 and $5,192, $5,430, $4,619, $0 and $3,811 for fiscal 1997, and (b) interest accrued on deferred compensation accounts for Messrs. St. George, Edwards, Stidham, Smith, and Muir respectively, that are considered by the Commission to be at above-market rates in the amounts of $3,387, $0, $3,141, $0 and $3,687 for fiscal 1999, $2,382, $0, $2,288, $0 and $4,401 for fiscal 1998 and
       $1,775, $0, $1,613, $0 and $3,356 for fiscal 1997.

(2) Includes $146,347, $95,968 and $89,445 attributable to personal use of the Company's plane for fiscal 1999, 1998 and 1997, respectively.

(3) Amounts with respect to fiscal 1998 represent the value of shares of restricted stock issued pursuant to the Company's long-term incentive plan for the three-year period ending September 30, 1998. Amounts with respect to fiscal 1997 represent the value of shares of restricted stock issued as partial payment of bonuses with respect to such fiscal year. Such values are based upon the price of the Common Stock at the relevant fiscal year end. Shares issued with respect to fiscal 1998 will vest on September 30, 2000. Shares issued with respect to fiscal 1997 vested on September 30, 1999 and are no longer restricted. At September 30, 1999, Mr. St. George held 416,606 shares of restricted stock with a value of $1,874,727, Mr. Edwards held 17,981 shares with a value of $80,915, Mr. Stidham held 31,853 shares with a value of $143,339, Mr. Smith held 14,385 shares with a value of $64,733 and Mr. Muir held 25,483 shares with a value of $114,674. The foregoing values are calculated based upon the $4.50 closing price of the Common Stock on the New York Stock Exchange on September 30, 1999. Dividends are paid on all such shares of restricted stock.

(4) On September 30, 1999, Mr. St. George retired as Chairman and Chief Executive Officer, and Mr. Edwards was selected to fill such positions effective October 1, 1999.

(5) Does not include the value of the portion of the bonus paid in shares of restricted stock. See note 3 above.

(6) Includes $66,625 and $56,908 attributable to personal use of the Company's plane for fiscal 1999 and fiscal 1998, respectively, and $49,738 with respect to insurance premiums paid by the Company for fiscal 1998.

(7) Such options were cancelled in November 1998 in connection with the grant of certain replacement options. See "Compensation Committee Report on Repricing of Options" on page 13.

(8) Such Named Executive Officer did not receive personal benefits during the listed years in excess of the lesser of $50,000 or 10% of his annual salary and bonus.

(9)    Includes $21,873 attributable to personal use of the Company's plane.

(10)   Includes $13,128 attributable to personal use of a Company automobile.

       The table below sets forth information relating to stock option grants during the fiscal year ended September 30, 1999 to each Named Executive Officer and the potential realizable value of each grant of options assuming annualized appreciation in the Common Stock at the rate of 5% and 10% over the term of the option.

                                         OPTION GRANTS IN LAST FISCAL YEAR

                               Individual Grants
                               -----------------
                           Number of                                               Potential Realizable Value
                            Shares       % of Total                                At Assumed Annual Rates of
                          Underlying      Options       Exercise                    Stock Price Appreciation
                            Options      Granted to      or Base                       for Option Term
                           Granted      Employees in      Price     Expiration     -------------------------
          Name              (#)(1)      Fiscal Year     $/Share        Date          5%($)         10%($)
          ----              ------      -----------     -------        ----          -----         ------
Nicholas J. St. George        0            --             --           --            --               --

William G. Edwards         125,000       11.7            15.38       11/9/08      1,209,050       3,063,970

J. Michael Stidham         100,000        9.4            15.38       11/9/08        967,240       2,451,176

Robert A. Smith            75,000         7.1            15.38       11/9/08        725,430       1,838,382

Douglas R. Muir            35,000         3.3            15.38       11/9/08        338,534         857,912

(1) Such amounts include repriced options to purchase 65,000, 39,000, 23,000 and 23,000 shares of Common Stock granted to Messrs. Edwards, Stidham, Smith and Muir in November 1998, respectively. See page 13.

DIRECTOR COMPENSATION

       The directors of the Company who are not employees are paid an annual fee of $34,000 plus $1,000 for each Board meeting attended, $1,500 for each Committee meeting attended and not held on the same day as a Board meeting and $500 for each Board meeting participated in by telephone conference call. Committee chairmen receive an additional $1,000 each quarter. Under the Company's 1998 Director Deferral Plan, non-employee directors may elect to defer payment of all or any portion of their annual retainer and meeting fees until they no longer serve on the Board of Directors of the Company. Directors participating in this plan are credited with phantom stock units as they defer fees. Upon resignation or retirement, a participating director will be entitled to receive a cash payment equal to the value of his phantom stock units on the date he ceases to be a director. Under the Company's 1997 Director Plan, each non-employee director on the relevant date will be granted an option to purchase 6,000 shares of Common Stock on July 30, 2000 and 2002 at the fair market value at such time.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE OF CONTROL
ARRANGEMENTS

       The Company has entered into employment agreements with Messrs. Edwards, Stidham and Smith that provide for such executives' continued employment with the Company for two years following a change in control occurring on or before December 31, 2003. If the employment of any such executive is terminated within two years after such change of control for reason other than death, disability or cause or if any such executive resigns during such time for good reason, and the Compensation Committee does not revise the agreements in connection with a change of control approved by the independent directors, he will be entitled to a lump sum payment equal to two times his annual compensation. These agreements are intended to provide these executives with a greater sense of security, assure their objectivity in analyzing any potential change in control and preserve continuity of management in the event of a change in control.

       Upon Mr. St. George's retirement from his position as Chairman and Chief Executive Officer, the Company entered into an employment agreement with Mr. St. George. Under this agreement, the Company will continue to pay Mr. St. George's base salary for the term beginning October 1, 1999 and ending March 31, 2000. The base salary will be renegotiated after March 31, 2000 depending upon Mr. St. George's responsibilities through September 30, 2002. Mr. St. George is also entitled to participate in employee benefit plans or programs maintained by the Company and to receive supplemental retirement benefits from the Company. In lieu of the benefits Mr. St. George would have otherwise been entitled to receive under a terminated retirement agreement, Mr. St. George will receive 180 monthly payments of $25,000. On January 31, 2000, Mr. St. George may elect to receive the present value of these payments in a single lump sum payment payable on or before December 31, 2000. The lump sum payment will represent the present value of the monthly payments beginning April 1, 2000 as of the month of payment, calculated using a 6% discount rate. In the event of Mr. St. George's death prior to the payment of all amounts due, the Company will continue to pay the monthly benefits to those beneficiaries designated in writing by Mr. St. George. Other than with respect to the Company's obligation to make payments relating to Mr. St. George's retirement benefits described above, the agreement terminates upon Mr. St. George's death and the Company can terminate this agreement upon Mr. St. George's disability or for cause.

       The Company has entered into an Executive Retirement Benefit Employment Agreement with Mr. Stidham. Pursuant to this retirement agreement, Mr. Stidham will receive monthly retirement benefit payments for a period of fifteen years. The amount of such retirement payments will vary according to the reason for the termination of employment and Mr. Stidham's age at the time of termination. Mr. Stidham is entitled to payments under this agreement if he retires after reaching age 60. The annual retirement benefit payable upon retirement at age 65 is $315,605. The benefit amount decreases for each year the executive retires before age 65.

Retirement benefits will be paid to Mr. Stidham if he leaves the Company before the minimum retirement age as a result of termination without cause or voluntary termination with the approval of the Board of Directors or if Mr. Stidham is terminated without his consent and without cause after a change of control of the Company.

COMPENSATION COMMITTEE REPORT ON REPRICING OF OPTIONS

       In November 1998, the Compensation Committee reviewed certain options granted in November 1997 to certain of the Company's executive officers and other key employees (the "November 1997 Options") pursuant to the Key Employee Stock Plan. The Committee noted that the market price of the Company's Common Stock had declined significantly since November 1997. In order to improve employee morale and restore the incentive element of the options, the Committee decided to provide holders of the November 1997 Options with the option of having approximately 65% of their November 1997 Options repriced with the remaining 35% being cancelled. All of the Company's executive officers other than Mr. St. George accepted this repricing offer. The following table sets forth certain information with respect to all repricings of options held by any executive officer of the Company during the last ten fiscal years.

                                             TEN YEAR OPTION REPRICING
                                          HISTORY FOR EXECUTIVE OFFICERS

                                        Number of                                                        Length of
                                          Shares                                                          Original
                                        Underlying                           Exercise                   Option Term
                                         Options       Market Price of         Price          New       Remaining at
                            Date of     Repriced      Stock at Time of      at Time of     Exercise       Date of
          Name             Repricing      (#)(1)        Repricing ($)      Repricing ($)   Price ($)     Repricing
          ----             ---------      ------        -------------      -------------   ---------     ---------

Nicholas J. St. George     11/10/98         0                --               --            --               --
  Former Chairman and
  Chief Executive
  Officer(2)

William G. Edwards         11/10/98       65,000            15.38            28.85         15.38       9 years, 8 days
  Chairman, Chief
  Executive Officer and
  President(2)

J. Michael Stidham         11/10/98       39,000            15.38            28.85         15.38       9 years, 8 days
  Executive Vice
  President -
  Distribution

Myles E. Standish          11/10/98       23,000            15.38            28.85         15.38       9 years, 8 days
  Executive Vice
  President, Chief
  Administrative Officer
  and General Counsel

Robert A. Smith            11/10/98       23,000            15.38            28.85         15.38       9 years, 8 days
  Executive Vice
  President and Chief
  Financial Officer

Douglas R. Muir            11/10/98       23,000            15.38            28.85         15.38       9 years, 8 days
  Senior Vice President
  Secretary and Treasurer

Larry M. Walker            11/10/98       23,000            15.38            28.85         15.38       9 years, 8 days
  Executive Vice
  President--
  Manufacturing
  Operations

---------------------
(1) With respect to each such executive officer who elected to have options repriced, such amount represents approximately 65% of the number of shares subject to the November 1997 Options that were cancelled in connection with such repricing.

(2) On September 30, 1999, Mr. St. George retired as Chairman and Chief Executive Officer, and Mr. Edwards was selected to fill such positions effective October 1, 1999.

                                                      Dennis I. Meyer, Chairman
                                                      Francis T. Vincent, Jr.
                                                      Roger W. Schipke

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

       Section 16(a) of the Securities and Exchange Act of 1934 requires the Company's directors and executive officers and certain persons who own more than 10% of the Company's Common Stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of the Common Stock and other equity securities of the Company. Directors, officers and such greater than 10% shareholders are required to furnish the Company with copies of all such reports they file. To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended September 30, 1999, all Section 16(a) filing requirements applicable to its executive officers, directors and greater than 10% beneficial shareholders were complied with on a timely basis, except as described below. During the fiscal year ended September 30, 1999, Kermit G. Phillips, II amended his Form 4 filings for December 1996 and March 1998 and his Form 5 filings for fiscal years ending September 30, 1997 and 1998. In these amended reports and in his Form 5 for the fiscal year ending September 30, 1999, Mr. Phillips reported an aggregate of 55 transactions in the Company's Common Stock that had not previously been reported on a timely basis.

RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

       The Board of Directors has selected PricewaterhouseCoopers LLP as independent public accountants to examine the financial statements of the Company and its subsidiaries for the fiscal year ending September 30, 2000. This selection is being presented to the shareholders for their ratification at the Annual Meeting.

       The firm of PricewaterhouseCoopers LLP (and its predecessors) has examined the financial statements of the Company since 1977. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting of Shareholders with an opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

       The Board of Directors recommends a vote FOR ratification of the selection of PricewaterhouseCoopers LLP as independent public accountants to examine the financial statements of the Company and its subsidiaries for the fiscal year ending September 30, 2000, and proxies solicited by the Board of Directors will be so voted unless shareholders specify otherwise. If the shareholders do not ratify the selection of PricewaterhouseCoopers LLP, the selection of independent public accountants will be reconsidered by the Board of Directors.

SHAREHOLDER PROPOSALS

       Any proposal that a shareholder intends to present for action at the 2001 Annual Meeting of Shareholders, currently scheduled for February 2, 2001, must be received by the Company no later than September 5, 2000 in order for the proposal to be included in the proxy statement and form of proxy for the 2001 Annual Meeting of Shareholders. In addition, if the Company receives notice of a shareholder proposal after November 19, 2000, such proposal will be considered untimely and the persons named in the proxy statement and form of proxy for the 2001 Annual Meeting of Shareholders will have discretionary authority to vote on such proposal without discussion of the matter in the proxy statement and without such proposal appearing as a separate item on the proxy card. Any shareholder proposal should be sent to Secretary, Oakwood Homes Corporation, P.O. Box 27081, Greensboro, North Carolina 27425-7081.